EXHIBIT 21

Panache Beverage Inc.
List of Subsidiaries of the Registrant

Panache LLC (Organized in New York), a subsidiary of Panache Beverage, Inc.

Wodka LLC (Organized in New York), a subsidiary of Panache LLC

Alibi NYC, LLC (Organized in New York), a subsidiary of Panache Beverage, Inc.